EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS RECORD REVENUE AND EARNINGS FOR 2004

DILUTED E.P.S. RISE 27% TO $1.05 VERSUS $0.83 IN PREVIOUS YEAR

GEORGE TOWN, Cayman Islands, B.W.I. (April 26, 2005) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCOE”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today reported higher revenue and earnings for the fourth quarter and year ended December 31, 2004.

For the twelve months ended December 31, 2004, total revenue increased 22% to a record $23.3 million, compared with $19.1 million in the previous year. Net income rose 48% to a record $6,197,383, or $1.05 per diluted share, versus $4,177,081, or $0.83 per diluted share, in the year ended December 31, 2003. The weighted average number of fully-diluted shares outstanding increased 17% to 5,879,505 in 2004, compared with 5,037,530 in 2003, reflecting the issuance of shares in a public stock offering in July 2003 and shares issued in conjunction with acquisitions completed in February 2003.

Retail water sales rose 11% in 2004 to approximately $12.1 million, compared with $10.9 million in 2004. Bulk water sales increased 46% to approximately $10.3 million, versus $7.1 million in the previous year. Services revenue declined to $0.9 million for the year ended December 31, 2004, from $1.1 million in 2003.

Gross profit margin on retail sales improved to 56.6% last year, versus 54.5% in the year ended December 31, 2003, while gross margin on bulk water sales expanded to 24.3% from 18.0% in 2003.

For the three months ended December 31, 2004, the Company reported revenue of $5.3 million, compared with $5.3 million in the fourth quarter of 2003. Net income increased to $2,085,389, or $0.35 per diluted share, in the quarter ended December 31, 2004, versus $1,024,744, or $0.18 per diluted share, in the prior-year quarter. The increase in net income during the fourth quarter of 2004, in spite of a decline in revenues in the Cayman Islands due to the impact of Hurricane Ivan, in part, includes a $591,404 net gain from property damage and business interruption insurance.

“Our retail water sales on the Island of Grand Cayman – currently our largest market – increased at a healthy rate of approximately 20% prior to the arrival of Hurricane Ivan on September 12, 2004,” noted Jeffrey Parker, Chairman of Consolidated Water Co. Ltd. “The impact of the hurricane – the fifth worst Atlantic storm in history – upon Grand Cayman was devastating, with 16 hours of sustained winds over 150 miles per hour and gusts of more than 200 miles per hour. Virtually the entire Island was inundated with seawater, reaching depths of eight feet in some locations. However, the storm served to demonstrate the superb design and construction qualities of our water production plants, all but one of which, despite the lack of a public electricity supply to two plants, were up and running at near-capacity levels within less than three weeks after the passage of the hurricane. Only the small Britannia plant, which we did not build, was a total loss, and the output of this plant was quickly replaced by capacity available from other production facilities. Business interruption and property damage insurance ensured that our pain in Grand Cayman was physical and not financial, allowing us to report record earnings for the year ended December 31, 2004.”

“Following the storm, cruise ship arrivals to Grand Cayman resumed in early November, and tourists began returning by air a couple of weeks later,” continued Parker. “With a number of new hotel and condominium projects underway, and redevelopment progressing on several properties in accordance with the Island’s new seven-story building height limits, we are hopeful that retail water sales on Grand Cayman will bounce back to pre-hurricane levels as 2005 progresses.”

“Although retail water sales on Grand Cayman were down approximately 8% in the fourth quarter of 2004 due to Hurricane Ivan, I am pleased to report that our total retail water sales rose 11% to a new record for the full year. We are encouraged by the progress we see as hotels and other resort properties in our primary retail service area continue the re-building process after Hurricane Ivan.” stated Rick McTaggart, President and Chief Executive Officer of the Company. “We successfully integrated the 2003 acquisitions into our Group structure during the most recent year, and we expect to realize further benefits from this integration in the future.”

“Our bulk water sales, boosted by the first full year of the consolidation of our acquisitions, increased 46% to a record $10.3 million in 2004, despite a decline in sales on Grand Cayman following the hurricane. Prior to the hurricane, we benefited from a healthy sales increase in our Cayman Islands bulk operation. Meanwhile, our customer on Tortola in the British Virgin Islands repaired its reservoir by mid-year, finally enabling us to deliver additional volumes of water available from an increase from our plant capacity that was completed in late 2003.”

“Looking forward, our most exciting project is underway in the Bahamas,” continued McTaggart. “After a bidding process that lasted more than a year, we were recently awarded the Blue Hills contract in Nassau, which will allow us to increase the size of our existing plant by approximately 1.2 million US gallons per day (USgpd) and to construct a new plant with a capacity of approximately 7.2 million USgpd. The contract calls for us to supply 35 billion US gallons over a 20-year period, and when the new plant is completed, Nassau will become Consolidated’s largest single market. We are carefully watching a lawsuit, to which we are not a party, filed by one of the unsuccessful bidders for the project, and are moving forward to meet our obligations under the contract for the Blue Hills project.”

“Based upon operating results for 2003, we increased our cash dividend payout by 9.5% in 2004, to an annualized rate of $0.46 per share. This is in accordance with our philosophy of allowing stockholders to share directly in the Company’s operating results. I am extremely proud to report that Consolidated has paid cash dividends since 1985, and we have never missed or reduced the level of such annual payouts during this 20-year period of time,” concluded Parker.

The Company will host a conference call at 11:30 am EDT on Thursday, April 28, 2005 to discuss the fourth quarter and year end December 31, 2004 operating results and other aspects of the Company’s business. Shareholders and other interested parties may participate in the conference call by dialing 800-322-0079 (international participants dial 973-409-9258) a few minutes before 11:30 a.m. EDT on April 28, 2005. A replay will be available two hours after the completion of the conference call from April 28, 2005 until May 5, 2005 by dialing 877-519-4471 for participants in the US/Canada (international participants dial 973-341-3080) and entering the Access ID number 5978604.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCOE”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, , the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. In addition, the unsuccessful bidder for the Blue Hills contract in Nassau is seeking an order from the Supreme Court of the Commonwealth of the Bahamas rescinding the Water and Sewerage Corporation of the Bahama’s (“WSC”) award to the Company of the Blue Hills project and an order awarding the project to the unsuccessful bidder. Accordingly, there can be no assurances that the contract between the Company and WSC will remain in effect. WSC has agreed to indemnify the Company and Waterfields Company Limited (“Waterfields”), a subsidiary of the Company, against all expenses and losses, including loss of profits, which they may incur if the court awards the Blue Hills project to the unsuccessful bidder. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com
(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

	December 31,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$9,216,908	$8,236,924
Accounts receivable	4,879,410	3,859,496
Insurance claim receivable	1,932,905	—
Inventory	1,629,348	1,546,185
Prepaid expenses and other assets	625,563	596,386
Current portion of loans receivable	924,020	1,098,732

Total current assets	19,208,154	15,337,723
Loans receivable	2,270,326	3,194,346
Property, plant and equipment, net	28,861,402	29,662,297
Other assets	424,564	505,793
Investment in affiliates	11,070,848	10,034,260
Intangible assets	5,421,381	6,431,955
Goodwill	3,568,374	3,395,752

Total assets	$70,825,049	$68,562,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Dividends payable	$783,854	$686,118
Accounts payable and other liabilities	3,860,511	2,072,245
Current portion of long term debt	3,733,144	3,763,144

Total current liabilities	8,377,509	6,521,507
Long term debt	12,856,226	16,633,437
Other liabilities	357,957	352,495
Minority Interest in Waterfields Company Limited	861,463	806,160

Total liabilities	22,453,155	24,313,599

Stockholders’ equity
Redeemable preferred stock, $1.20 par value. Authorized 100,000 shares;
issued and outstanding 13,921 shares in 2004 and 13,585 shares in 2003	16,705	16,302
Class A common stock, $1.20 par value. Authorized 9,840,000 shares;
issued and outstanding 5,753,485 shares in 2004 and
5,687,010 shares in 2003	6,904,183	6,824,412
Class B common stock, $1.20 par value. Authorized 60,000 shares;
issued and outstanding nil shares for 2004 and nil shares for 2003	—	—
Stock and options earned but not issued	20,746	21,494
Additional paid-in capital	27,281,728	26,773,342
Retained earnings	14,148,532	10,612,977

Total stockholders’ equity	48,371,894	44,248,527

Total liabilities and stockholders’ equity	$70,825,049	$68,562,126

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in United States dollars)

	For the year ended December 31,
	2004	2003	2002
Retail water sales	$12,089,491	$10,918,151	$10,683,592
Bulk water sales	10,303,074	7,045,761	1,471,097
Services revenues	888,848	1,090,293	—

Total revenues	23,281,413	19,054,205	12,154,689

Retail cost of sales	(5,250,372)	(4,972,300)	(5,824,815)
Bulk cost of sales	(7,798,225)	(5,776,555)	(1,057,362)
Services cost of sales	(623,116)	(491,593)	—

Total cost of sales	(13,671,713)	(11,240,448)	(6,882,177)

Gross profit	9,609,700	7,813,757	5,272,512
General and administrative expenses	(5,138,182)	(3,775,357)	(2,644,004)
Net insurance recovery from Hurricane Ivan	591,404	—	—

Income from operations	5,062,922	4,038,400	2,628,508

Other income (expenses)
Interest income	81,560	82,334	14,711
Interest expense	(682,744)	(1,163,637)	(103,986)
Other income	533,974	438,022	37,077
Equity in earnings of affiliate	1,284,080	826,029	—

	1,216,870	182,748	(52,198)

Net income before income taxes and minority interest	6,279,792	4,221,148	2,576,310
Provision for income taxes	(30,150)	(23,743)	—
Minority interest	(52,259)	(20,324)	—

Net income	$6,197,383	$4,177,081	$2,576,310

Basic earning per share	$1.08	$0.85	$0.65

Diluted earning per share	$1.05	$0.83	$0.63

Weighted average number of common shares
used in the determination of:
Basic earnings per share	5,737,132	4,917,183	3,969,861

Diluted earnings per share	5,879,505	5,037,530	4,087,532

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in United States dollars)

	For the year ended December 31,
	2004	2003	2002
Net income	$6,197,383	$4,177,081	$2,576,310
Adjustments to reconcile net income to net cash from operating activities
Depreciation	2,079,475	1,699,140	1,269,126
Amortization of intangible assets and bank fees	1,017,207	1,318,102	194,906
Stock compensation on share grants	155,388	138,750	175,330
Net loss on disposal of fixed assets due to Hurricane Ivan	1,331,563	—	—
Undistributed income from affiliates	(1,718,338)	(1,060,188)	—
Minority interest	52,259	20,324	—
(Increase) decrease in accounts receivable	(1,019,914)	(82,939)	(83,791)
Increase in insurance claim receivable	(1,932,905)	—	—
Increase in inventory	(83,163)	(10,088)	(68,620)
(Increase) decrease in prepaid expenses and other assets	(29,177)	60,041	(50,529)
Increase in other assets	(9,239)	—	—
Increase in accounts payable and other liabilities	1,788,267	230,725	56,380
Increase in other liabilities	5,462	15,878	45,978

Net cash provided by operating activities	7,834,268	6,506,826	4,115,090

Cash flows from investing activities
Deferred expenditures	—	—	(460,886)
Purchase of property, plant and equipment	(2,715,887)	(2,159,860)	(3,107,837)
Business combinations, net of cash acquired	—	(19,495,005)	—
Investment in affiliate	681,750	(8,961,622)	—
Collection from loans receivable	1,098,732	970,492	—
Proceeds from sale of property, plant and equipment	20,000	—	—

Cash used in investing activities	(915,405)	(29,645,995)	(3,568,723)

Cash flows from financing activities
Net proceeds from credit facility	—	27,187,035	1,500,000
Deferred expenditures	—	—	(426,970)
Dividends declared and paid	(2,564,092)	(1,924,067)	(1,669,088)
Net proceeds from issuance of stock	432,424	19,037,034	615,019
Principal repayments of long term debt	(3,807,211)	(13,492,213)	(476,760)
Payment to acquire common stock	—	—	(32,869)
Payment to acquire redeemable preferred shares	—	—	(3,841)

Net cash provided by (used in) financing activities	(5,938,879)	30,807,789	(494,509)

Net increase in cash and cash equivalents	979,984	7,668,620	51,858
Cash and cash equivalents at beginning of year	8,236,924	568,304	516,446

Cash and cash equivalents at end of year	$9,216,908	$8,236,924	$568,304

Interest paid in cash	$591,795	$770,438	$101,764
Interest received in cash	$81,560	$81,836	$11,380
Income taxes paid	$14,281	$40,090	$—